Exhibit 10.2
SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Severance Agreement and Release of All Claims (the “Agreement”) is made and entered into by and between Joseph A. Avila (hereinafter referred to as the “Employee”) and Quanta Services, Inc., a Delaware corporation, including its associated companies and subsidiaries, officers, directors, supervisors, managers, employees, stockholders, agents, attorneys, representatives and assigns (hereafter collectively referred to as the “Company”).
     The purpose of this Agreement is to arrange a settlement of the Employee’s employment with the Company that is satisfactory both to the Company and to the Employee. By signing this Agreement, the Company and the Employee agree as follows:
1.	Termination of Employment. The Employee and the Company are entering into this Agreement as a way of amicably concluding the employment relationship on March 6, 2008, between them and of resolving voluntarily any dispute or potential dispute or claim that the Employee has or might have with the Company, whether known or unknown by the Employee at this time. This Agreement is not and should not be construed as an allegation or admission on the part of the Company that it has acted unlawfully or violated any state or federal law or regulation. The Company, including its officers, directors, managers, supervisors, employees, stockholders, agents, attorneys, representatives and assigns, specifically disclaims any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.
2.	Severance Benefits. As consideration for the Employee agreeing to release the Company from all claims that are described in Paragraph 7 herein and subject to the provisions of Paragraph 10 herein, the Company will provide the Employee the following severance benefits (the “Severance Benefits”):
a.	Severance Payment. The Company will pay the Employee $77,872.50, less applicable taxes. This amount represents a lump sum payment totaling three months’ salary for the Employee.

b.	Cash Bonus. The Company will pay the Employee $320,835, less applicable taxes. This amount represents the cash bonus earned by the Employee pursuant to the terms of the Company’s 2007 Annual Incentive Plan.

c.	Accelerated Vesting of Restricted Stock. The Company shall fully vest (i) 3,825 shares of unvested common stock held by Mr. Avila pursuant to that certain restricted stock award agreement dated as of October 10, 2006 by and between the Company and Mr. Avila and (ii) 1,311 shares of unvested common stock held by Mr. Avila pursuant to that certain restricted stock award agreement dated as of March 22, 2007 by and between the Company and Mr. Avila, in each case such vesting to be subject to the satisfaction of any and all applicable tax withholding requirements of the Company.
3.	Tax Consequences. The Employee acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Severance Benefit received by him pursuant to this Agreement.
4.	Entire Consideration. The Employee agrees that the Severance Benefits constitute the entire amount of consideration provided to him under this Agreement. The Employee further agrees that he will not seek any further compensation for any other claimed damage, costs, severance, income or attorney’s fees.
5.	Non-Disclosure Agreement. Without the express written agreement of the Company’s Chief Executive Officer or unless required to do so by law, the Employee agrees never to disclose the existence, facts, terms, or amount of this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to his personal counsel or attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of his or her responsibilities. To the extent required by law or applicable regulation, Employee may also disclose the provisions of this Agreement to the appropriate taxing authorities.
6.	Covenants Concerning Claims. The Employee agrees that he will not file any complaints, claims or actions against the Company with any court or agency regarding any matters or claims that arose prior to the Employee’s execution of this Agreement, and that if any court or agency assumes jurisdiction on behalf of the Employee of any complaint, claim or action against the Company, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

Nothing, however, in this Agreement will be construed to prevent the Employee from filing a charge or complaint of age discrimination with the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et seq.), or from challenging the validity of this Agreement under the Age Discrimination in Employment Act of 1967, as amended, or the Older Worker’s Benefit Protection Act, as amended. The Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company, he expressly waives any right to recover any damages or other relief, whatsoever, from the Company including costs and attorneys’ fees.
7.	The Employee’s Release Of All Claims Including Age Discrimination In Employment Act Claims. In consideration of the Severance Benefits, the Employee, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company, its associated companies and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, know or unknown, that the Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date the Employee executes this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, workers’ compensation laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National Labor Relations Act, as amended; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory.

The Employee expressly represents and agrees that he has been advised that, by entering into this Agreement, he is waiving all claims that he may have against the Company arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

Notwithstanding the foregoing, the above release does not affect any existing rights of the Employee or any obligations of the Company with regard to indemnification of the Employee that are not dependent upon the Employee’s continued employment or holding an office with the Company pursuant to (i) that certain Indemnity Agreement dated as of October 2, 2006 by and between the Company and the Employee, (ii) the Company’s Restated Certificate of Incorporation or bylaws or (iii) applicable law.
8.	Employee Acknowledgments. Employee acknowledges and agrees that:
a.	In return for and in consideration of his execution, delivery and performance of this Agreement, the Company is providing to the Employee the Severance Benefits.

b.	The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

c.	The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

d.	In return for signing this Agreement, the Employee will receive payment of consideration beyond that which he was entitled to receive before entering into this Agreement.
9.	Twenty-One (21) Day Review Period. The Employee acknowledges that he was provided this Agreement more than 21 days before the date when he was required to make an election concerning the Severance Benefits. If the Employee signs this Agreement prior to the end of the 21-day period, he certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through: (i) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (ii) an offer to provide different terms in exchange for signing the Release prior to the expiration of the 21-day period. Should the Employee sign this Agreement before the expiration of the 21-day period, the Company may at its option and discretion expedite the processing of some or all of the Severance Benefits, subject to the revocation period set forth in Paragraph 10.

10.	Seven (7) Day Revocation Period. The Employee understands that he may revoke this Agreement at any time within seven (7) days after he executes it. To revoke the Agreement, the Employee must deliver written notification of such revocation to Cindi Kuykendall, or in Ms. Kuykendall’s absence to Ms. Kuykendall’s office, within seven (7) days after the date of the Employee’s execution of this Agreement. The Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable. The Employee understands that he will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the Employee’s execution of this Agreement.

11.	Employee Representations. The Employee represents that:

	a.	he has reviewed all aspects of this Agreement;

	b.	he has carefully read and fully understands all of the provisions and effects of this Agreement;

	c.	he has had the opportunity to consult with an attorney before signing this Agreement.

	d.	he understands that in agreeing to the terms of this Agreement he is releasing the Released Parties from any and all claims he may have against the Company, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Texas law or any other applicable law, as more particularly described in Paragraph 7 herein; and

	d.	he voluntarily agrees to all the terms set forth in this Agreement.

12.	Return of Company Property and Confidentiality Obligations. The Employee agrees that on or before March 6, 2008, the Employee shall return or shall have returned all Company Property and Confidential Information (as defined below). “Company Property” means all property of the Company, including, but not limited to, Company issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), Blackberry or other personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals. “Confidential Information” means all confidential, sensitive or proprietary information belonging to the Company, including, but not be limited to, all business records, manuals, memoranda, computer records, electronic files, lists and other property delivered to or compiled by the Employee by or on behalf of Company, or its representatives, vendors or customers that pertain to the business of Company, as well as all correspondence, reports, records, charts, and other similar data pertaining to the business, activities or future plans of Company that was collected by the Employee during his employment with the Company. For purposes of this Paragraph 12 and Paragraph 13, “Company” shall include all associated companies, affiliates and subsidiaries.

The Employee further acknowledges and agrees that the Employee is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Confidential Information or trade secrets of the Company. This Agreement shall not limit any obligations the Employee has under any applicable federal or state law.

13.	Non-disparagement. The Employee agrees not to make any disparaging or negative statements about the Company, its services or its current or former directors, officers, supervisors, managers, or employees. The Company’s directors and officers agree not to make any disparaging or negative statements about the Employee. Statements made in the course of any litigation or legal proceeding, whether disparaging or negative, are excluded from coverage of this Paragraph.
14.	Voluntary Action. The Employee represents and agrees that he is knowingly and voluntarily entering into this Agreement, and that he has relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.
15.	Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Company and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement. The Employee and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
16.	Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.
17.	Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

QUANTA SERVICES, INC. :

Dated: March 21, 2008

	By: Name:	/s/ TANA L. POOL Tana L. Pool
	Title:	Vice President

EMPLOYEE:

Dated: March 21, 2008		/s/ JOSEPH A. AVILA

Joseph A. Avila